Exhibit 99.2

NCI Building Systems
“First Quarter 2010 Earnings Conference Call”

Tuesday, March 09, 2010 5:00 PM ET
Norman Chambers
Mark Johnson
Mark Dobbins
Todd Moore

NCI Building Systems
“First Quarter 2010 Earnings Conference Call”

Tuesday, March 09, 2010 5:00 PM ET
Norman Chambers
Mark Johnson
Mark Dobbins
Todd Moore

OPERATOR:	Hello, this is the conference call specialist. Welcome to the NCI Building Systems’ First Quarter 2010 Earnings Conference Call. As a reminder all participants are in a listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. Anyone who wishes to ask a question may press “*” and then “1” using a touchtone telephone, if you wish to remove yourself from the question you may press “*” and then “2”. Should anyone need assistance during the conference you may signal an operator by pressing “*” and then “0” using a touchtone telephone. For your information today’s conference is being recorded.

At this time I would like to turn the conference call over to Todd Moore, Executive Vice President and General Counsel. Please proceed Mr. Moore.

TODD MOORE:	Thank you. Good afternoon and welcome to NCI Building Systems’ conference call to review the company’s results for the First Quarter of Fiscal 2010. This call is being recorded. To access the taped replay please dial 1-412-317-0088 and enter the pass code 419727 followed by the pound symbol. The webcast archive and taped replay will both be available approximately two hours after this call and through March 16, 2010. The replay will also be available on the company’s website which is www.ncilp.com.

The Company’s first quarter results were issued earlier today in a press release that was covered by the financial media. A release was also issued advising of the accessibility of this conference call on a listen-only basis over the Internet. Some statements made on this call may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act.

These statements and other statements identified by such words as potential, expect, should, will and similar expressions are forward-looking statements within the meaning of the ‘Safe Harbor’ Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that may cause the company’s actual performance to differ materially from that projected in such statements.

Investors should refer to statements filed by the company with the Securities and Exchange Commission and in today’s news release for discussion of factors that could affect NCI’s operations as well as any forward-looking statements made on this call.

To the extent any non-GAAP financial measures are discussed on today’s call, you may also find a reconciliation of that measure to the most directly comparable financial measure calculated according to GAAP on the company’s website by following the news link to see today’s news release. Information being provided today is as of this date only and the company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

At this time, I will turn the call over to Norman C. Chambers, the Company’s Chairman, President and Chief Executive Officer.

NORMAN CHAMBERS:	Thank you, Todd. Good evening everyone and welcome to our first quarter 2010 conference call. Joining me this evening are Mark Johnson, our Chief Financial Officer, Mark Dobbins, our Chief Operating Officer and Todd Moore, our General Counsel. I will provide an overview and Mark Johnson will review our financial results followed by Mark Dobbins who will review our operations then we’ll be happy to take your questions.

First quarter results were in line with our expectations this is traditionally our seasonally weakest period and as we anticipated our performance was negatively affected by a combination of current stock market conditions and nonresidential a 37% decline in steel prices and pricing pressures that in large part affected our longer cycle buildings group. While we expect the weak seasonal demand and a very competitive pricing environment will characterize much of the first half of fiscal 2010, we fully anticipate that we will see a seasonal pick up in the second half that will enable NCI to post positive operating results.

When you peel back the first quarter 2010 results there were several positive points to note. First NCI performed way ahead of McGraw Hill new construction starts, which posted a decline of 42.5% in volume. Our volume was down only 1% in terms which included the Coating Groups total processing tons, while our Components and Buildings Group were down 9% year-over-year. We improved gross margin exclusive of special charges by 30 basis points that’s in part to the benefit of cost reduction programs implemented in 2009.

In fact, each of our business segments showed significant improvement in their expense two ton metrics resulting from the cost saving measures we took last year and the continuing initiatives that are currently underway. These improvements can be seen in our consolidated manufacturing expense per ton, which declined 17% in 2010 first quarter compared to last year.

Both our Coating Groups and our Components Group succeeded in producing an operating profit in this year’s first quarter. These quick turn businesses have benefitted from improved efficiencies, successful marketing initiatives and the weakness in some competitive ...dynamics.

On the other hand, the Buildings Group because of its longer cycle times was the hardest hit by the uncertainty that existed before recapitalization was completed last year. Much of the backlog that we executed in this first quarter was below market pricing as we choose to use discount pricing to counter customer concerns last year when the work was booked into our backlog. The good news is that in the months since the completion of recapitalization we have been able to return to more normalize value of pricing. But of course this remains a competitive environment.

The entire company is engaged in getting back to annual EBITDA in excess of $200 million within five years. It is important for you to know that we are not merely waiting around for recovery and nonresidential construction.

Our Coating Group is exceeding our expectations for third party sales particularly with some large manufacturers. Our Components Group has commissioned their new insulated panel plant in Jackson Mississippi. Now Buildings Groups has a sales force that is on fire and focused on producing a profitable growth supported by engineering and manufacturing efficiency improvements. Many good measurable initiatives have been implemented.

On the corporate side, we continue to identify and act on improvements to our supply chain management that adds to the value of our hub-and-spoke delivery system. A focus of all initiatives is to provide superior support in marketing, sales, technical, manufacturing and delivery to enable our customers to be successful now and in the future. With our previous balance sheet risk eliminated, our new board in place, our employees reenergized, we will have a good year regardless of the market because the work we will complete will enable us to maximize our financial results even with only a modest recovery in nonresidential activity.

With that I’ll now ask Mark Johnson to take us to the financial highlights.

MARK JOHNSON:	Thanks, Norm. Our consolidated operating results for the period continue to reflect the depressed levels of nonresidential construction activity, which have been widely recorded. But also show the positive impact of our cost reductions and restructuring activities.

Revenue for our first quarter was $183 million which declined almost 30% from the year ago period due primarily to reductions in sales prices related to the 37% reduction in steel costs between the two periods. In addition while our overall shipments measured in tons are only 1% lower, our Buildings and Components businesses shipped almost 9% fewer tones than the year ago period. Our first quarter shipments measured in tons are 23% lower than the preceding quarter which represents a normal seasonal pattern.

Gross margins before special charges came in at 18.2% up from the 17.9% experienced in the first quarter of 2009. Had we not completed significant manufacturing cost reductions throughout 2009 our margins in the first quarter would have been substantially lower. Our adjusted margins are down sequentially from the 24.7% earned in the fourth quarter predominantly resulting from lower operating leverage given the 23% seasonal decline in volumes.

Selling, general and administrative costs were $44.4 million down significantly from the $54.3 million in the first quarter of last year and down 13% sequentially from the $51 million incurred in the previous quarter. The decline from the year ago period reflects the significant cost reductions that have been made across the breadth of our businesses while the decrease from the fourth quarter also included seasonal costs reductions.

Excluding charges our operating loss was $11.2 million in the quarter compared to a loss of $7.8 million in the year ago period. The comparatively higher loss is related primarily to increased operating losses in our Buildings business those margins were impacted by work produced in the quarter but booked last year during a period which included customer concerns over the successful completion of our recapitalization.

Our individual segment performance showed some variation in operating income compared to the same period of the prior year with our Coaters group margins expanding while our Components margins remained stable and our Buildings margins compressed.

Higher margins in our Coater segment reflected the return to a more normalized margins after selling through higher price inventory in the prior year quarter as well as the expansion of external sales to new customers. The Coaters group volumes also benefitted from the comparative increase in volume due to the prior year de-stocking that occurred in the first quarter which related to both internal and external customers. The Components segment maintained comparable operating margins given their cost reduction...cost reduction initiatives and the underlying 7% decline in comparable volumes. The margin compression in our Buildings group was driven largely by the production of orders booked during the last month of fiscal year 2009. The profitability on those bookings reflected both the difficult external market environment as well as aggressive marketing by the Buildings group to maintain market share despite customer concerns over the completion of our recapitalization.

Moving to the balance sheet, we finished the quarter with approximately $78 million in cash and an additional $4.2 million in restricted cash that will become unrestricted over the next six months as our collateralized letters of credit expire and are replaced under our new credit facilities.

In addition to the cash on hand, our $125 million ABL credit facility remains undrawn and provides an additional $62 million of availability based on current levels of inventory and receivables.

Our only remaining debt obligation, the $150 million term loan requires no financial maintenance covenants until the fourth quarter of 2011 and amortizes 1% each year until maturity in 2014.

In addition, approximately one half of any income tax refund we receive related to the 2009 taxable loss is required to be paid against the term loan, which we estimate will reduce the term loan by an additional $14 million in the second or third quarter of 2010 as tax refunds are received.

We estimate that our inventory measured in tons is approximately 33% lower than this time last year but approximately 31% higher than it was at the end of 2009 as we begin to restock with the seasonally stronger period.

Our annualized inventory turnover for the quarter was 7.3 turns compared to 5 turns this time last year and compared to 10.1 turns in the fourth quarter of 2009. Receivables are lower than the comparable periods as a direct result of the lower transaction values derived from the lower steel costs and the described lower shipping volumes.

Our day sales outstanding calculated on a trailing three month basis was slightly better at 38.1 days compared to 40.8 days in the same period of last year and 32.1 days at the end of the fiscal 2009, which is reflective of the historically normal impact of seasonality on our industry.

During the quarter, we invested $1.3 million in property and equipment. As we had previously discussed, in light of the prevailing economic conditions in our industry, we have curtailed our capital spending to only maintenance activities and identified critical initiatives. On a similar basis, we expect to spend between $11 million and $12 million in 2010, about half of which will be spend on technology and systems.

During the period, we recorded $1.5 million in impairment and restructuring charges related to our previously announced restructuring activities. The primary cost in this period was an additional $1 million non-cash charge to reduce the carrying value of our assets held for sale to a market indicated value. Looking forward, we expect to incur approximately $1 million in additional restructuring cost in the remainder of 2010. Further, in our second quarter, we will recognize the remaining $231 million non-cash beneficial conversion feature related to the preferred stock replaced in 2009 because the completion of our reversed stock split on March 5th 2010 resolved the contingency related to the convertibility of the preferred shares.

Now, I would like to turn the call over to Mark Dobbins to discuss our operations.

MARK DOBBINS:	Well, thank you Mark. As mentioned earlier, each of the business units faced extremely competitive pricing conditions in the quarter coupled with lower demand levels. And as Norman previously noted, nonresidential construction starts as measured in square feet fell 42% compared to the first quarter of last year. But in addition, our historically strong commercial industrial sector starts measured in square feet as well fell by 52% which has given rise to a more well defined tactical focus with our builders and customers in regions of the country and in markets which we feel will lead the economic recovery. The Building segments first quarter reflected some of the overhang from last year when the entire industry experienced volumes declining by 40% to 50% and huge swings in steel costs. Our own internal refinancing issues caused additional concerns to some of our customers leading our sales group to be extremely competitive in the pricing strategy.

The completion of our recapitalization has taken away this last uncertainty. Our customers and others now see the resiliency and strength of NCI moving forward. We believe this is exemplified in part by the fact that during our first quarter, while we were building brands booked numerous projects with builders of our main competitors. During the end of the quarter, the Buildings group began recognizing what appears to be slightly improving conditions. Bookings and quote activity for large projects, which was absent from the prior quarter improved significantly. Among the builder community some projects that have been previously shelved came back to life and others were requested to be re-estimated. The Design built type work, which has been almost nonexistent for the past year had a slight pick up in activity as well. We continue to find opportunities to take advantage of green or lead related construction projects which give us an advantage with our product offerings. These projects were generally more prevalent in the institutional sector and accordingly we will see an increase in the percentage of our jobs sold into this market. The Robertson-Ceco portion of the Buildings group is realizing additional opportunities as they become more comfortable utilizing our hub and spoke manufacturing and delivery process. And the entire Buildings group is benefitting from the engineering and drafting consolidation efforts. The utilization of our more advanced technical applications allows the entire group to participate in projects requiring building integrated modeling or BIM modeling which is rapidly becoming a common requirement for some of the heavy industrial and Department of Defense projects.

The Components group faced steel pricing pressure in the quarter and demand levels remained low. We saw activity level during the winter months left many of their OEM accounts with significantly reduced backlogs. However, the components group has found growing opportunities in retrofit projects and is currently implementing initiatives to make this solution even more attractive to end users. We are also beginning to get traction with our Eco efficient product line of insulated metal panels. This coincides with the ramp up and final commissioning of our new insulated panel manufacturing plant in Jackson, Mississippi.

In addition, volume in our Agricultural related markets increased 26% year-over-year and we believe this sector will perform relatively well again this year, it is somewhat insulated from the overall commercial industrial construction. The Coaters group enjoyed improving tons volume as compared to the same period a year ago and as noted earlier, some of this improvement is a result of the 2009 quarter in which there was substantial inventory burn-off occurring with both external and internal customers. However, this group is also benefitting through several sales initiatives which were designed to increase the external sales volumes of both light gauge and heavy gauge products. And the heavy gauge coating volumes remained low as these products were predominantly utilized in the construction industry. But the light gauge coating volumes have improved as these initiatives targeted around construction sectors such as lighting and HVAC. Each of the business units recognized significant improvements in their expense per ton metrics year-over-year as a result of the cost savings measures implemented last year and continuing initiatives currently under way. These improvements were recognized in several areas but specifically the consolidated manufacturing expense per ton in the organization improved 17% year-over-year and ESG&A expense per ton improved 17% as well year-over-year. That concludes my review of the operations and now operator; we would like to open the call for questions. Thank you.

Q&A

OPERATOR:	At this time we are ready for the question and answer period. Anyone who wishes to ask a question may press the “*” and then “1” using a touchtone telephone. You will hear a tone to confirm that you have entered the queue. If you wish to remove yourself from the question queue, you may press “*” and then “2”. Anyone who has a question may press “*” and then “1” at this time.

And our first question comes from Arnie Ursaner from CJS Securities.

ARNIE URSANER:	Good afternoon. My first question is on the financial side on your income statement. You have two items that differed versus my model, the convertible preferred stock dividend and accretion in the convertible preferred stock beneficial conversion feature. Can you give me a little better feel for those items and if they are one time?

MARK JOHNSON:	What was the last part of your question; is there one what...?

ARNIE URSANER:	One-time.

COMPANY REPRESENTATIVE:	One-time. As I was discussing in the script a few minutes ago we have a beneficial conversion feature that we will be recognizing in the second quarter which is approximately $231 million, so you know there will be a fairly significant charge that occurs relative to the beneficial conversion feature. That charge is related to the fact that the preferred stock was effectively in the money at the time the shares were issued because the conversion price was below the trading value of the common stock at that time and that charge represents the value of that differential. Now on an ongoing basis to the extent that we pay the dividends in a form of a PIK paid in time then those dividends would give rise to additional beneficial conversion features for those shares that are paid.

ARNIE URSANER:	Okay.

COMPANY REPRESENTATIVE:	Does that answer your question, Arnie?

ARNIE URSANER:	It’s a pretty good slide, I’ll look at the transcript later or I’ll read it more carefully. But the other question related directly to that is, in terms of the ongoing payment on the PIK preferred you have or the PIK convertible preferred, what is your expectation is to cash versus stock payment in the next year?

NORMAN CHAMBERS:	It is clear Arnie that our intention is to as quickly as possible get to a position where we are paying cash only. We have certain stipulations within the bank agreements for the first year which is from October 2009 through, you know, one year which prohibits us for making a cash...a cash dividend payment. Now whether or not based on our view liquidity and conversation of the banks we are able to alter that remains to be same. But certainly as a company one of the advantages of the PIK is that if the market is terrible continues to be terrible and gets worse then we have that protection. But certainly is our intention and frankly our view that we will be in a position to pay cash just soon as we were able to do so.

ARNIE URSANER:	Okay. Another income statement question you have about $1 million of other income, $1.1 million one of other income, can you comment a little bit on that? I know it’s a rounding error and all the moving parts you have, but could you comment more on that item?

MARK JOHNSON:	Sure, what that represents is the change in value of an embedded derivative related to the preferred stock that pertains to the potential penalty dividends that could be paid if we fail to have enough authorized shares to convert that preferred stock. With the effect of passing of the reverse stock split on Monday, or the effectiveness of the stocks split on Monday that eliminated much of the risk associated with those penalty dividends and basically remove that liability from our book for accounting purposes. But the non-cash gain related to writing down that liability.

ARNIE URSANER:	Okay, that’s a perfect lead into my next question. Share count, I know you in your press release speak about $18 million, but we believe your fully, fully diluted share count is materially higher, could you comment on what you believe the correct way we all be think about share count in a profitable quarter for you would be?

MARK JOHNSON:	Sure. And there are several questions that arise around earnings per share calculations, given the complexities our capital structure. The way that...because of our capital structure we are required to use what’s referred to as the two class method of determining earnings per share. And in the two-class method you do get a difference between periods where you have income and periods where you have losses in certain situations. So in our case when we have periods of income we will allocate the income that’s available to the common shareholders between those securities that would participate in those earnings, we would take the earnings and we would allocate it between the preferred shareholders percentage and the common share holders percentage and then we would divided the amount allocated to the common shares by the average common shares outstanding.

NORMAN CHAMBERS:	Which would be the $18 million Arnie?

MARK JOHNSON:	Which would be the $18 million. Now in periods where there are gains or where there is income...I am sorry where there are losses the participating securities are not contractually obligated to share in those losses or in other words to fund those losses or contribute additional capital for those losses. So in that arena you don’t allocate any losses to them in that period. So you would take all of the loss for the period not allocate any of it to the preferred shareholders and divide that by the average common shares outstanding. For purposes that determining earnings per shares. So there would be a difference between periods of earnings and loss but in only the rarest of circumstances would you take the earnings of the company and divide it by the total shares outstanding for purposes of determining earnings per share.

ARNIE URSANER:	Okay. I’ll jump back in queue, I have a few more follow ups, but to be fair I will jump back in queue. Thank you.

NORMAN CHAMBERS:	Great. That’s perfect Arnie.

OPERATOR:	Our next question comes from Eric Prouty from Canaccord.

ERIC PROUTY:	Great. Thanks, good evening Norm, Mark and Mark. Couple of questions here, first you talked about believing we’d be seeing a normal seasonal pick up in volume, can you just say historically what the volume pick up has been from Q1 to Q2?

NORMAN CHARMBERS:	Well there hasn’t really been a volume increase from Q1 to Q2 of any significance that’s our seasonally slow period and if you look back historically Eric you will have a first quarter that’s up and second quarter its down or first quarter is down or second quarter is up or flat. When we think about the seasonality of our first and second half you know it’s clear that we see you know anywhere between you know 15% maybe 40% increase in our second half over our first half and particularly when it comes to revenue. And of course the way the leverage works in our business we get a disproportionate share you know earnings as a result of that increase in the top line. Now this past year in 2009 you know was an unbelievably bad year, if you look at the McGraw Hill you know fall off in kind of February on. It is you know drastic in 2009. But even in that year we had some seasonality you know was probably on the low end of our scale but we had seasonality and returned to profitability in Q3 and you know and adjusted in Q4. My sense is that what we are seeing in the improvement in that...when I say improvement of backlog I mean from the standpoint of value and tons when I look at where we are it strikes us that we are not being you know overly optimistic, you know, to think we’ll have you know level of seasonality in the second half.

ERIC PROUTY:	Great, maybe Mark a little comment on what you are seeing from a steel pricing increase, I mean what are you guys expecting quarter-over-quarter the steel price increase in the April quarters opposed to the January quarter?

MARK DOBBINS:	What we are certainly seeing the mills flexing their muscle a little bit and Eric it’s been driven certainly not from a demand perspective but input cost of the mills raw material cost. We started seeing those early they have been fairly consistent through the quarter and limitations that we see going forward the guys are sticking to their guns and as their input costs continue to increase they are going to try to push those on to us the best they can. Now the difference that we’ve seen in this trip as opposed to prior is in ‘08 its not quite the steep incline that we saw there, its more of a progression if you will and as Norm has mentioned several times as long as you know our steel products are competitive you know from a PPI perspectives you know we should be able to pass those along and do well.

NORMAN CHAMBERS:	You know the thing is Eric when you look at the steel price increases and you know and that kind of a trend that we’ve seen over the last year you know several months and that’s what you know in this forecast. It’s still is way below the top of the increase we saw in 2008 I mean we are you know we are still way, way below those levels thanks goodness.

ERIC PROUTY:	Could we expect you know let’s take from the modeling standpoint I mean could we expect though a kind of blended 10% plus increase from your bonded average cost in January to your April quarter?

MARK DOBBINS:	I think you are right inside the ballpark Eric. We were discussing it just a little bit early I think 10% to 15% number is close, you know, its hard to see further out in the year exactly what, you know, what’s really going to happen. But currently what we are looking at from the first quarter and then some of the, you know, some of the pricing has been pushed out in front of us for April and May you are right about the ballpark.

ERIC PROUTY:	Yeah, okay. So I mean we can also kind of assume you will benefit a little bit from the inventory that you just picked up in, you know, in this last quarter here as you, you know, sell through given an increasing price environment?

NORMAN CHAMBERS:	But we certainly have a lot of practice in working in an environment, you know, with steel prices that prices that are, you know, rising and if they have to rise we prefer that they are gradual and methodical and they are rising so that our customers can adapt to it rather than be shocked by it. So.

ERIC PROUTY:	Sure.

NORMAN CHAMBERS:	I think we can handle as we have in the past.

ERIC PROUTY:	And Norm, on that same topic I mean can you comment on and again this would be just a for example guesstimate but best guesstimate on may be what the impact on the January quarter’s gross margin from the booking of some of these, you know, I guess, win business at any cost type contracts and how that might have impacted the margin in this Q1?

NORMAN CHAMBERS:	All I can tell you is that if you look at kind of where we were able to stabilize our margins in our components group but had compression in margins, you know, you could make a case that our margin levels should have been equal to what they were first quarter of last year and you wouldn’t...you wouldn’t be far out of the ballpark.

ERIC PROUTY:	Okay, so I mean can we assume that you can get back to kind of a blended gross margin in the low 20% going forward where some of these contracts that now rolled off?

NORMAN CHAMBERS:	Yeah, we are talking about the Building Group I mean just.

ERIC PROUTY:	That’s right, yeah and I’m kind of blending it in to a total corporate gross margin. I mean, can we kind of get back to that, you know, low to mid 20% gross margin level with some of these contracts now flush through the year...the backlog in the order system?

NORMAN CHAMBERS:	Yeah, and I would say that, that I wouldn’t have the expectation of getting there right on the second quarter, okay.

ERIC PROUTY:	Sure.

NORMAN CHAMBERS:	And as we see a little bit of the volume, you know, increase and that, you know, that wouldn’t be out of line for expectations for third and fourth.

ERIC PROUTY:	Okay, now that’s fair enough. And then just a final question on the insulated panel plant in Jackson, you gave a little bit of an update but maybe a little bit more of a detailed update about how the throughput is going there, what kind of efficiencies you are operating at there, you know, if you work the bugs out and then maybe just a little update again given the continued tough environment out there is there still good demand for that product?

MARK DOBBINS:	You know, Eric, that product that we spoke in the past is the only product last year that didn’t have a significant decline in demand. It was a little bit softer in the first quarter this year but we have seen signs of that coming right back. As far as the plant goes the guys are working right along, you know, probably not on the same schedule we would like to see it work with the plants up and running. We are running products through there for our customers. We certainly have a long ways to go as far as dialing in all the dials, you know, when I am talking about from a scrap perspective, so on so forth is a bit of leaning curve with a new piece of equipment like that. We certainly found that learning curve but as we move forward is not something that we can get our hands around pretty quickly. We feel pretty good about the quality of the product is excellent, is really just about managing the, you know, managing the, you know, managing the operations of that plant and getting used to it.

NORMAN CHAMBERS:	And we are beginning to stack up some pretty good runs which also helps, you know, where we have got some longer runs at that, you know, give people a chance to really kind of, you know, get some operating time there. So, you know, we are pleased with the direction and frankly pleased with the demand.

ERIC PROUTY:	Okay, then just finally the engineer buildings backlog, somewhere in the quarter billion dollars range, give or take a little?

COMPANY REPRESENTATIVE:	Yeah.

ERIC PROUTY:	Okay, prefect. Thank you very much.

NORM CHAMBERS:	Thank you, Eric.

OPERATOR:	Our next question comes from Michael Corelli from Barry Vogel & Associates.

MICHAEL CORELLI:	Hi, good evening.

NORM CHAMBERS:	Mr. Corelli.

MICHAEL CORELLI:	First I had a question about the inventory did you say it was down 33% in tons versus last year and up 31% versus the prior quarter?

MARK JOHNSON:	Yes.

MICHAEL CORELLI:	All right, so I mean as far as the build in inventories. I mean is that...is this what we would see, you know, typically seasonally or is it that they got so low last year, because you were trying to generate as much cash as you could that there was some kind of move back in equilibrium, is there some optimism about the, you know, what’s going to happen going forward, how should we look at that?

NORMAN CHAMBERS:	Yeah, I mean you’re close on Michael. I mean we certainly as Mark Dobbins has said and will speak to, you know, we really focused on running that down and just bringing it down to real low level. So some of what we have seen in this quarter is kind of, you know, restocking but as Mark...I mean as Mark Johnson has said...I mean we think a good place to be is kind of 45 days, you know, inventory and that’s kind of a healthy turn for us we can get more aggressive at certain times a year, you know, but...but that’s where you know, we want to be in a market place that’s showing a little bit of brightness. Mark you want to talk?

MARK DOBBINS:	Yeah you are dead on. The biggest gap there is last quarter last year we had decent volume running through. We really concentrated on pulling the inventories down, did a good job of to end the year and we are going through some restocking and trying to get back in a place where we could feel comfortable servicing customers going forward with the current pricing condition.

MICHAEL CORELLI:	Okay and then I just had a question about the cash balance. You know you have a good cash balance obviously you are going to get a sizeable tax refund and half of that you will be able to keep and half or you know, go towards debt repayment, is it...is the attitude that was going to be, you know, tough here so we just want to hold onto this cash and the balance sheet to make it through these difficult times or is there, you know, opportunities for growth initiatives or some other use of the cash that you are considering?

NORMAN CHAMBERS:	Yeah, I mean that’s a great question Michael. And, you know, when we think about the priorities, we, you know, we certainly have taken a conservative view on CapEx this year but I will also say we are not being shy on what we are spending in terms of the systems side of this and you were...you know, as you’ve heard me say before, you know, we still have some work to complete in our engineering systems and we are getting that done. We will spend the money on that. You know, there...you can imagine that we are seeing opportunities in the marketplace and our cash position, you know, gives us some opportunity to, you know, look at kind of, you know, small things but whatever we would do on the growth side would have to be really attractive. In other words we are more inclined to kind of hang on to little cash so that we can as soon as possible start, you know, start paying the dividend in cash and, you know, and have the flexibility that cash provides us.

MICHAEL CORELLI:	Okay and so right now you are not allowed to pay the dividend in cash based on your agreement with the banks?

NORMAN CHAMBERS:	Yes, we have for the first year our PIK, now whether or not, you know, and again I don’t want to set anybody’s expectations but if we were, you know, able to convince the banks to allow us to pay it in cash that’s something that, you know, that given their satisfaction and that’s, you know, like to be able to do. But that’s really going to be the domain of Mr. Johnson here who will be mining, you know, the treasury and making sure that he is comfortable with our liquidity and then we can, you know, move along.

MICHAEL CORELLI:	Okay, thank you.

NORMAN CHAMBERS:	Yeah.

OPERATOR:	Again if you would like to ask a question, please press “*” and then “1” using a touchtone telephone. If you decide you would to withdraw your question, you may press “*” and “2.”

And we have an additional question from Arnie Ursaner from CJS Securities.

ARNIE URSANER:	I have a follow up on an earlier question you had about the margin impact in the quarter. You spoke about the fact you had to be competitive on pricing but you also spoke about under absorption of fixed costs and facilities. So two questions related to that, one is, could you comment a little bit more about the fixed cost under absorption and when we might see that be less of an impact. And you also have a pretty sizable backlog, is most of the backlog you current have also at prices that are inefficient or low enough to not fully recover the margin you’d like to get to?

NORMAN CHAMBERS:	Okay, so the last question first. We are increasingly happy with the value in our backlog. Whether we have a little tail left, of some of that lower price work, you know, maybe, but I don’t think it’s going to be significant, I don’t think you are going to hear me complaining about it, you know, this next quarter, you know, hopefully. And I think that the, you know, volume absorption, you know, we got, you know, our capacity utilization, you know, came up about, you know, 10 points to 45%, you know, which is still really pretty crappy but it’s an improvement. And my sense is that, you know, while we are not expecting a wildly improving first half, you know, we’ll probably see some movement in the Buildings group that’s in the right direction. So I think we will have better indications Arnie, with the second quarter results the kind of, you know, that the absorption were a little better. But I think the really important thing for investors is to kind of look at our backlog at the end of April in the way we speak about it because I think that will give us some indications of the foundation we will have for the second half of the year.

ARNIE URSANER:	Okay. Maybe perhaps another way to think about the leveraging your operating model at this point. You’ve obviously cut a tremendous amount of headcount out at corporate; you’ve reduced now people all across the board as best as you can. To the extent you do see a pick up in volume or utilization, how should we think about the incremental cost or the incremental margin you are likely to earn, you know, in the next $50 million, $60 million, $80 million of revenue how much incremental non-material cost do you have to absorb for increased production?

NORMAN CHAMBERS:	That’s a...that’s a great question and I kind of point to the third quarter of last year, you know, that was a pretty clean quarter. And you can see the volume increase and the revenue increase and I think had a pretty good handle Arnie, particularly in the Buildings group of what a little bit of volume increase really meant to them. And I think that if anything we will be in better position this year because the...because we’ve reduced cost more, I think the efficiencies that we are getting in the engineering side is really going to cut down our cycle time. So we will be expending, you know, less, you know, cost and man hours. We definitely are improving the, you know, by the use of our hub and spoke, you know, we had a little bit of increase in our, you know, transportation costs but, you know, managing that. So my suspicion is that, you know, that I personally would look at some improvement to the, you know, third quarter in the Buildings group as kind of an indication where we would like to be.

ARNIE URSANER:	I...maybe try to answer it more directly what do you think your incremental margin is at this stage?

COMPANY REPRESENTATIVE:	Boy, that’s a tough one; I can tell you that our belief is that the incremental margin is substantially better than it was before we made the cost cuts. I would tell you that when I used to speak about what levels of utilization we would have...have to have to get a kind of kick in the incremental that if you remember, probably remember our talk about, you know, 80%, I think we are way below 80% in terms of getting a leverage out of our operations if it’s, you know, if its 60 I have...I am not exactly sure. But I can tell you to it’s a hell of a lot lower than 80.

ARNIE URSANER:	Let me try one more time that you got this 60% utilization what sort of total revenue would you be looking at in your opinion?

NORMAN CHAMBERS:	You know, I wouldn’t...I think about it more in tons Arnie.

ARNIE URSANER:	Okay, how about in tons?

NORMAN CHAMBERS:	I will think about it more in tons and I would be thinking about, you know, maybe a...you know, at least a 15% increase in tons...

ARNIE URSANER:	From where we are now?

NORMAN CHAMBERS:	Yes. At least a 15.

ARNIE URSANER:	Okay. Norman in your outlook...

NORMAN CHAMBERS:	And if you think about it, I think that’s what we currently did last year between the second and third quarter in the Buildings group, you know, something along those lines...

ARNIE URSANER:	Norman in your outlook you spoke about important opportunities to achieve profitable operating results and highlighted three items but the driver of two of the three are market share gains. At this stage where are you gaining market share, who are you gaining market share from? [Multiple Speakers]

NORMAN CHAMBERS:	[Multiple speakers] tell you that that we have a significant number of new builders that had been with our competition, that have you know have joined us you know since really the beginning of the year...since, I mean at least the you know recapitalization and that’s a very positive thing you know, I think that the we are focusing on our marketing and sales perspective like we’ve never done before. In terms of...in terms of you know geographies and some you know specific end markets. I don’t want to go into too much on the specific end markets because this is a public call. But one that we mentioned before, you know which is the mining side is very you know is very good to us its complex work in our engineering is you know is really you know geared up to do that work. In the supply of our factories you know being able to use you know 32 of our factories around the country is critical. So you know what I am saying to you is that that the level of attention tactically to geographic areas end markets is something new to us and something that is you know really a benefit. Mark you want to add to that?

MARK DOBBINS:	And a lot of opportunities Norm said there. The areas you know that we trust on earlier are you know the insulated panel market the green, this whole green build piece is rapidly growing environment for us in it. Maybe not necessarily just thinking market share away from our competitors, we are taking market share away from you know other forms of construction [multiple speakers]

NORMAN CHAMBERS:	That’s a great point.

MARK DOBBINS:	Good opportunities [multiple speakers]

COMPANY REPRESENTATIVE:	That’s a very, very good point.

NORMAN CHAMBERS:	And you know I mean Mark had mentioned Arnie this, I mean well the agricultural piece has been like you know 10% of our sales, I mean that is really doing well for us now. You know and I think that’s going to...I mean that appears they have some good legs.

ARNIE URSANER:	Okay. Thank you very much.

NORMAN CHAMBERS:	Okay.

OPERATOR:	Our next question comes from Craig Shishler from Basewood Partners.

CRAIG SHISHLER:	Good afternoon, guys. How are you doing?

NORMAN CHAMBERS:	Hey, Craig, how are you?

CRAIG SHISHLER:	Good, thank you. Just a couple of quick housekeeping things, one is on the reverse stock split, how does that free up more shares for the preferred conversion, is it just because your authorized shares don’t change even though you did a reverse stock split?

MARK JOHNSON:	That is it precisely.

CRAIG SHISHLER:	Okay. Okay. And then just secondly on...I appreciate the accounting explanation earlier but is $57 million or in that neighborhood the right share count to be using on a fully economic basis?

MARK JOHNSON:	(Inaudible).

CRAIG SHISHLER:	I mean if the preferred shares were converted ultimately?

NORMAN CHAMBERS:	It depends how you treat the dividends and.

MARK JOHNSON:	Yeah, that’s right. So one of the things you have to know about the various methods of calculating earnings per share is that when you use the as-converted method which would imply that there is only one class of stock you add back or don’t deduct any preferred dividends, right...?

CRAIG SHISHLER:	Okay.

MARK JOHNSON:	...there were no dividends. So it’s not a straight difference between the way we calculate under the two class method and as-converted method, there were other factors that come into play.

CRAIG SHISHLER:	Okay. Fair enough, I’ll follow up offline on that. Thanks very much.

NORMAN CHAMBERS:	There is about 39.4 million shares when you look at the conversion price that went from $1.27 to $6.35, right?

CRAIG SHISHLER:	Okay.

NORMAN CHAMBERS:	So that, I mean, that’s pretty straight forward math if you were trying to get to that number. But unfortunately, the way that...I mean the way that calculation works is a little more complicated than that.

CRAIG SHISHLER:	Okay. Fair enough. Thanks very much.

OPERATOR:	And at this time I am showing no additional questions. I’d like to turn the conference call back over to Norman Chambers, Chairman, President and CEO.

NORMAN CHAMBERS:	Okay, Neil. Thank you very much for joining us on the call. I hope you take away our enthusiasm and our commitment because I will tell you that that what a difference a year makes and we are pumped up and ready to go and see a lot of opportunities. So thank you very much.

OPERATOR:	We thank you for participating in the NCI Building Systems’ First Quarter 2010 Earnings Conference Call. This concludes today’s event. You may now disconnect your telephone lines.